SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Donaldson Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.

1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (CST) on Friday, November 18, 2005

PLACE:	Donaldson Company, Inc. Corporate Offices, 1400 West 94th Street, Minneapolis, Minnesota.

ITEMS OF BUSINESS:	(1) To elect three directors;

(2) To ratify appointment of PricewaterhouseCoopers LLP as Donaldson Company's independent auditors for fiscal year 2006;

(3) To approve the Donaldson Company Inc. Qualified Performance-Based Compensation Plan; and

(4) To act on any other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a stockholder of record at the close of business on September 30, 2005.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. Please follow the instructions provided with your proxy card and promptly vote your proxy by telephone, internet or by signing and returning the enclosed proxy card. Your support is appreciated and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION.

By Order of the Board of Directors

Norman C. Linnell Secretary

Dated: October 7, 2005

i

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431

PROXY STATEMENT
Mailing Date:   October 7, 2005

PROPOSALS YOU ARE ASKED TO VOTE ON

Item No. 1
Election of Directors
        Three current directors, F. Guillaume Bastiaens, Janet M. Dolan and Jeffrey Noddle, are recommended for election to the Board of Directors at the annual meeting. Detailed information on the nominees is provided on page 6. Directors are elected for a three-year term so that approximately one-third are elected at each annual meeting of stockholders.

        The Board of Directors unanimously recommends a vote FOR each director nominee.

Item No. 2
Ratification of the Appointment of Independent Auditors
        The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s consolidated financial statements for fiscal year 2006, subject to ratification by the stockholders.

        Representatives of PwC will attend the annual meeting, where they will have the opportunity to make a statement and to answer questions.

        The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2006.

Item No. 3
Approval of the Donaldson Company, Inc. Qualified Performance-Based Compensation Plan
        The Donaldson Company, Inc. Qualified Performance-Based Compensation Plan is presented to stockholders for their approval.

        The purpose of the plan is to allow for the Company to issue Performance Awards under the 2001 Master Stock Incentive Plan that specifically satisfy the requirement of Section 162(m) of the Internal Revenue Code that plans for qualified performance-based compensation awards be approved by the stockholders every five years. The 2001 Master Stock Incentive Plan was approved by stockholders at the 2001 Annual Meeting. More information on the Qualified Performance-Based Compensation Plan can be found on page 14.

        The Board of Directors unanimously recommends a vote FOR the approval of the Donaldson Company, Inc. Qualified Performance-Based Compensation Plan.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	Because you are a Donaldson stockholder as of the close of business on the record date of September 30, 2005. Only stockholders of record are entitled to vote at the annual meeting and the Board of Directors is soliciting your proxy to vote at the meeting. The Company had 83,184,516 shares of common stock outstanding as of close of business on the record date. Each share entitles its holder to one vote.

This Proxy Statement summarizes the information you need to know to vote. We first mailed the Proxy Statement and proxy card to stockholders on or about October 7, 2005.

Q:	What am I voting on and what does the Board recommend?

A:	1. The election of three directors: 2. The ratification of the appointment of our independent auditors for fiscal year 2006; and 3. The approval of our Qualified Performance-Based Compensation Plan.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record you may vote using any ONE of the methods set forth on your enclosed proxy card:

1. VOTE BY PHONE TOLL FREE 1-800-560-1965 QUICK *** EASY *** IMMEDIATE

2.    VOTE BY INTERNET-- http://www.eproxy.com/dci/

3.    VOTE BY PROMPTLY MAILING YOUR PROXY CARD-- COMPLETE AND SIGN

4. VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING

If you participate in the Donaldson Dividend Reinvestment Program open to all stockholders and administered by the transfer agent, your shares in that program have been added to your other holdings and included on your proxy card.

If you participate in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in that program have been added to your other holdings and included on your proxy card.

Q:	How do I vote if I hold stock through a Donaldson employee benefit plan?

A:	We have added the shares of common stock held by participants in Donaldson’s employee benefit plans to the participants’ other holdings shown on their proxy cards. Donaldson’s employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the 401(k) plan).

If you hold stock through Donaldson’s employee benefit plans, voting your proxy using one of methods 1–3 above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 15, 2005.

Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.

Q:	How do I vote if my shares are held in a brokerage account in my broker's name (i.e., street name)?

A:	If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with banks or stockbrokers or with the transfer agent. PLEASE VOTE ALL OF YOUR SHARES.

Q:	What if I change my mind after I vote my shares?

A:	You can revoke your proxy at any time before it is voted at the meeting by:

1. Sending written notice of revocation to the Company Secretary
2.    Submitting a properly signed proxy card with a later date
3.    Voting by telephone or internet at a time following your prior telephone or internet vote; or
4. Voting in person at the annual meeting.

Q:	How are the votes counted?

A:	For item (1), the election of directors, you may 1) vote for all of the nominees, 2) withhold your vote from all of the nominees or 3) withhold your vote from a specifically designated nominee. For items (2) and (3), the ratification of the appointment of the independent auditors and the adoption of the Qualified Performance-Based Compensation Plan, respectively, you may vote (or abstain) by choosing For, Against or Abstain.

If you abstain from items (2) or (3), your shares will be counted as present at the meeting for the purposes of determining a quorum, and they will be treated as shares not voted on the specific proposal.

If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange Rules permit brokers discretionary authority to vote on items (1) and (2), if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on your behalf.

The Company uses an independent inspector of elections, Wells Fargo Bank, N.A., which tabulates the votes received.

Q:	What if I do not specify how I want my shares voted?

A.	If you do not specify on your returned proxy card or through the telephone or internet prompts how you want to vote your shares, they will be voted FOR the election of all director nominees, FOR the ratification of the appointment of the independent auditors and FOR the approval of the Qualified Performance-Based Compensation Plan.

Q:	How many shares must be present to hold the meeting?

A:	A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:

1. Have properly voted your proxy by telephone, internet or mailing of the proxy card; or 2. Are present and vote in person at the meeting.

Q:	How many votes are needed to approve each item?

A:	The vote of a plurality of the shares of common stock present or represented and entitled to vote at the meeting is required for election as a director. This means that, since stockholders will be electing three directors, the three nominees receiving the most votes will be elected. Ratification of the appointment of the independent auditors and the adoption of the Qualified Performance-Based Compensation Plan require the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy.

Q:	How will voting on any other business be conducted?

A:	We do not know of any business to be considered at the 2005 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is presented at the annual meeting, the persons named in the form of proxy intend to vote the shares represented by such proxies in accordance with their best judgment.

Q:	Who may attend the meeting?

A:	All Donaldson stockholders of record as of the close of business on September 30, 2005 may attend.

Q:	Where do I find the voting results of the meeting?

A:	We will publish the voting results in our Form 10-Q for the second quarter of fiscal 2006, which we will file with the Securities and Exchange Commission.

Q:	How do I submit a stockholder proposal?

A:	If you wish to include a proposal in the Company's Proxy Statement for its 2006 annual meeting of stockholders, you must submit the proposal in writing so that it is received no later than June 9, 2006. Please send your proposal to the Company Secretary, Donaldson Company, Inc., P.O. Box 1299, Minneapolis, MN 55440-1299.

Under our bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2006 annual meeting without having your proposal included in our Proxy Statement:

>>	You must notify the Company Secretary of Donaldson Company, Inc. in writing between July 21, 2006 and August 20, 2006.

>>	Your notice must contain the specific information required in our bylaws. If you would like a copy of our bylaws, we will send you one without charge. Please write to the Company Secretary at the address shown above.

Q:	Who pays for the cost of proxy preparation and solicitation?

A:	Donaldson pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained Morrow & Co., to assist in the solicitation of proxies for the annual meeting for a fee of approximately $5,000, plus associated costs and expenses. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

SECURITY OWNERSHIP

        Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 30, 2005:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
None. See footnote (1)

(1)	Fidelity Management Trust Company, as the trustee of the Company’s Retirement Savings Plan — 401(k) Profit Sharing and ESOP/PAYSOP Plan, held 8,600,850 shares, or 10.3%, of the Company’s common stock as of September 30, 2005. Fidelity disclaims beneficial ownership of the shares claiming that it holds the shares solely for the benefit of the employee participants, and that it does not have the power to vote or dispose of those shares except as directed by the employee participants.

        The table on page 5 shows information regarding the beneficial ownership of the Company’s common stock and information concerning deferred restricted stock units, deferred share units under stock option exercises and phantom stock units, as of September 30, 2005, by each director, each of the Named Officers (as identified on page 18) and all executive officers and directors of the Company as a group. The definition of beneficial ownership includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares subject to options exercisable within 60 days of September 30, 2005. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares (1)(2)(3)		Percent of Common Shares (3)	Deferred Stock Units (3)	Exercisable Options

William G. Van Dyke	2,274,297	(4)	2.7	0	948,424
William M. Cook	697,993		*	100,750	524,720
James R. Giertz	505,907		*	59,791	300,838
Lowell F. Schwab	423,487		*	6,308	251,975
Nickolas Priadka	372,722	(5)	*	260,315	143,202
Jack W. Eugster	110,953	(6)	*	—	66,400
Janet M. Dolan	89,680	(6)	*	—	66,400
F. Guillaume Bastiaens	73,624	(6)	*	—	58,400
John F. Grundhofer	67,357	(6)(7)	*	—	23,326
Jeffrey Noddle	47,704	(6)	*	—	36,000
Paul D. Miller	35,482	(6)	*	—	28,800
John P. Wiehoff	17,879	(6)	*	—	14,400
Directors and Officers as a Group	5,320,535		6.4	439,572	2,815,969

*	Less than 1%

(1)	Includes restricted shares, shares for non-employee directors held in trust and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)

Includes the following shares held in the ESOP trust: Mr. Van Dyke, 325 shares; Mr. Cook, 37,594 shares; Mr. Giertz, 9,722 shares; Mr. Schwab, 20,341 shares; Mr. Priadka, 44,172 shares. Voting of shares held in the ESOP Trust is passed through to the participants. Also includes the following shares held in the 401K Plan trust: Mr. Van Dyke, 0 shares; Mr. Cook, 4,326 shares; Mr. Giertz, 6,824 shares; Mr. Schwab, 0 shares; Mr. Priadka, 0 shares. Voting of shares held in the 401K Plan Trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401K Excess Plan trust: Mr. Van Dyke, 1,988 shares; Mr. Cook, 6,293 shares; Mr. Giertz, 5,920 shares; Mr. Schwab, 5,125 shares; Mr. Priadka, 4,930 shares. Voting of shares held in the Deferred Compensation and 401K Excess Plan trust is passed through to the participants.

(3)	The deferred stock units listed under the third column “Deferred Stock Units” are not included in the beneficial ownership totals or in the percent of ownership (columns 1 and 2) because there are not yet issued shares and there is no voting or investment power. The column “Deferred Stock Units” includes phantom stock units allocated to employees earning in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for employees during the period from 1987 to 1996. ESOP phantom stock units are held by the named executive officers in the following amounts: Van Dyke, 0; Cook, 5,247; Giertz, 8,726; Schwab, 6,308; Priadka, 7,939; all directors and officers as a group, 35,345.

The Deferred Stock Units column also includes deferred restricted stock units under the Deferred Compensation and 401(k) Excess Plan. Deferred restricted stock units are held by the named executive officers in the following amounts: Van Dyke, 0; Cook, 24,702; Giertz, 51,065; Schwab, 0; Priadka, 0; all directors and officers as a group, 75,767.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for exercises of stock options where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock option gain units are held by the named executive officers in the following amounts: Van Dyke, 0; Cook, 6,858; Giertz, 0; Schwab, 0; Priadka, 199,825; all directors and officers as a group, 206,683.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for deferral of shares awarded under the long-term compensation plan under the 1991 Master Stock Compensation Plan and 2001 Master Stock Incentive Plan, where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock units are held by the named executive officers in the following amounts: Van Dyke, 0; Cook, 63,943; Giertz, 0; Schwab, 0; Priadka, 52,551; and all directors and officers as a group, 121,777.

(4)

Includes 1,172,344 shares held in a family trust of which Mr. Van Dyke is a trustee and a beneficiary, as to which he shares voting and investment power, and 123,272 shares held in a family trust of which Mr. Van Dyke is a trustee, as to which he shares voting and investment power; and 49,400 shares underlying options gifted to trusts for immediate family members.

(5)	Includes 48,716 shares held in a trust of which Mr. Priadka is a trustee and has shared voting and investment power.

(6)

Includes the following shares held in the non-employee director’s deferred stock account trust: Mr. Eugster, 19,703 shares; Ms. Dolan, 17,762 shares; Mr. Bastiaens, 5,914 shares; Mr. Grundhofer, 15,903 shares; Mr. Noddle, 10,274 shares; Mr. Miller, 6,282 shares; and Mr. Wiehoff, 3,279 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

(7)

Includes 4,000 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power; and 22,288 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power with his spouse.

ITEM 1:  ELECTION OF DIRECTORS

        The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen directors and that the number of directors may be fixed from time to time by the affirmative vote of a majority of the directors. The Board of Directors has fixed the number of directors constituting the entire Board at eight. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. The terms of Mr. Bastiaens, Ms. Dolan and Mr. Noddle expire at the annual meeting. It is intended that proxies received will be voted, unless authority is withheld, FOR the election of the nominees, namely Mr. Bastiaens, Ms. Dolan and Mr. Noddle. The three director nominees receiving the highest number of votes will be elected to fill the seats on the Board.

        The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the enclosed proxy intend to vote in favor of the remaining nominees and such other person, if any, as they may determine.

        The table below and on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.

NOMINEES FOR ELECTION

Name	Principal Occupation and Business Experience
Terms Expiring in 2005: F. Guillaume Bastiaens Age - 62 Director since 1995	Vice Chairman (1998) of Cargill, Inc. (agribusiness). Previously, Executive Vice President and President, Food Sector of Cargill, Inc. Also a director of the Mosaic Company.

Name	Principal Occupation and Business Experience
Janet M. Dolan Age - 55 Director since 1996	Chief Executive Officer (1999) and President (1998) of Tennant Company (manufacturer of floor maintenance equipment and coating products). Also, a director of Tennant Company, The St. Paul Travellers Companies, Inc. and a member of the NYSE Listed Company Advisory Committee.

Jeffrey Noddle Age - 59 Director since 2000	Chairman, Chief Executive Officer and President of SUPERVALU INC. (food retailer and distributor) since 2002. Previously, Chief Executive Officer and President of SUPERVALU from 2001 to 2002; President and Chief Operating Officer of SUPERVALU from 2000 to 2001; and Executive Vice President, and President and Chief Operating Officer-Wholesale Food Companies, for SUPERVALU from 1995 to 2000.

DIRECTORS CONTINUING IN OFFICE

Name	Principal Occupation and Business Experience
Terms Expiring in 2006: Jack W. Eugster Age - 60 Director since 1993

Non-Executive Chairman of ShopKo Stores, Inc. (consumer products). Former Chairman, Chief Executive Officer and President of The Musicland Group, Inc. from 1986 until 2001. Also a director of Graco, Inc. and Black Hills Corporation.

John F. Grundhofer Age - 66 Director since 1997	Retired Chairman (1990-1997 and 1999-2002), Chief Executive Officer (1990-2001) and President (1990-1999 and 2000-2001) of U.S. Bancorp (financial services). Also, a director of Securian Financial Group, Inc. and BJ's Restaurants, Inc.

Admiral Paul David Miller Age - 63 Director since 2001	Retired Chairman (2003) of ATK (Alliant Techsystems Inc.), (aerospace and defense company). Previously, Chairman (1999-2004) and Chief Executive Officer (1999-2003) and President of ATK (2000-2001). Prior to his retirement from the U.S. Navy following a 30-year career, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander-Atlantic. Also, a director of Teledyne Technologies, Inc.

DIRECTORS CONTINUING IN OFFICE

Name	Principal Occupation and Business Experience
Terms Expiring in 2007: William M. Cook Age - 52 Director since 2004

Chairman (2005), Chief Executive Officer and President of the Company since August 2004. Previously, Senior Vice President, International (2000); Chief Financial Officer (2001-2004); and Senior Vice President, Commercial and Industrial (1996-2000).

John P. Wiehoff Age - 44 Director since 2003	Chief Executive Officer (2002) and President (1999) of C.H. Robinson Worldwide, Inc. (transportation and logistics). Previously, Senior Vice President (1998-1999) and Chief Financial Officer (1998-1999). Also, a Director of C.H. Robinson.

BOARD STRUCTURE AND GOVERNANCE

Board Oversight and Director Independence
        Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance and the complete text of Donaldson’s Corporate Governance Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

        The Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the New York Stock Exchange (“NYSE”). The listing standards of the NYSE require that a majority of our directors be independent, and that our Corporate Governance, Audit and Human Resources Committees be comprised entirely of independent directors. In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors will be determined, including restrictions on the nature and extent of any affiliations directors and their immediate family members may have with Donaldson, its independent auditors, or any commercial or not-for-profit entity with which Donaldson has a relationship. Consistent with regulations of the Securities and Exchange Commission (“SEC”), our Director Independence Standards also prohibit Audit Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Donaldson, other than in their capacity as Board or Committee members. The complete text of our Director Independence Standards is attached as Appendix B to this proxy statement and also is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

        The Board has determined that every director, with the exception of Mr. Cook, who is an employee director, satisfies our Director Independence Standards. The Board also has determined that every member of its Corporate Governance, Audit and Human Resources Committees is an independent director.

Meetings and Committees of the Board of Directors
        There were six meetings of the Board of Directors in 2005. Each director attended at least 75% of the aggregate of all meetings of the Board and its committees on which she or he served during the year. It also is our policy that directors are expected to attend our annual shareholder meetings. All individuals then serving as directors attended last year’s annual meeting of shareholders, with the exception of Mr. Grundhofer.

        The Board of Directors has three committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee

        Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee. Each committee’s charter is posted on the Investor Relations page of our website at www.donaldson.com under the “Corporate Governance” caption. The following tables provide a summary of each committee’s key areas of oversight, the number of meetings of each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee

Responsibilities		Number of Meetings in 2005: 8
•	Appoints and replaces the independent auditor, subject to ratification by our shareholders, and oversees the work of the independent auditor.	Directors who serve on the committee: Jack W. Eugster, Chair Janet M. Dolan
•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor, including related fees.	Paul David Miller Jeffrey Noddle John P. Wiehoff
•	Reviews with management and the independent auditor our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Donaldson's Annual Report on Form 10-K.

•	Reviews with management and the independent auditor our quarterly financial statements and the associated earnings news releases.

•	Reviews with management and the independent auditor significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with the independent auditor our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the appointment, performance and replacement of the senior internal audit executive and reviews the CEO and CFO's certification of internal controls and disclosure controls.

•	Reviews Donaldson’s compliance programs and procedures for the receipt, retention and handling of complaints regarding accounting, internal controls and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in 2005: 2
•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO's performance and determines the CEO's compensation based on this evaluation.	Directors who serve on the committee: Jeffrey Noddle, Chair F. Guillaume Bastiaens
•	Reviews and approves executive compensation plans, and all equity-based plans.	Jack W. Eugster
John F. Grundhofer
•	Reviews and approves incentive compensation goals and performance measurements applicable to our executive officers.

Corporate Governance Committee

Responsibilities		Number of Meetings in 2005: 2
•	Review and establish the process for the selection of director candidates and director qualification standards.	Directors who serve on the committee: John F. Grundhofer, Chair
•	Review and establish the process for the consideration of director candidates recommended by shareholders and recommend candidates for election to the Board.	F. Guillaume Bastiaens Janet M. Dolan
Paul David Miller
•	Reviews and recommends the size and composition of the Board.	John P. Wiehoff
•	Reviews and recommends the size, composition and responsibilities of all Board committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Guidelines.

•	Oversees the annual Board’s self-evaluation process.

•	Reviews and recommends to the Board the compensation paid to the independent, non-employee directors.

Corporate Governance Principles
        As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These Guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and committee structure and process, Board evaluations, director education, CEO evaluation, management succession planning and conflicts of interest. The complete text of the Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Code of Business Conduct and Ethics
        All of our directors and employees, including our chief executive officer, chief financial officer, chief accounting officer and other senior executives, are required to comply with our code of business conduct and ethics to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, Donaldson’s Compliance Committee or Donaldson’s legal counsel, or by using our confidential compliance Hotline.

        The full text of our code of business conduct and ethics is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Board Composition and Qualifications
        Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. General and specific guidelines for Director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Corporate Governance Committee will consider nominations from shareholders under these standards if the nominations are timely received as described in this proxy statement.

Director Selection Process
        The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen directors and that the number of directors may be fixed from time to time by the affirming vote of a majority of the directors. The Board of Directors has fixed the number of directors constituting the entire Board at eight. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. Based on advice from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the annual meeting of shareholders.

        The Corporate Governance Committee will consider candidates submitted by members of the Board, executives and our shareholders, and the Committee will review such candidates in accordance with our bylaws, Corporate Governance Guidelines and applicable legal and regulatory requirements. Candidates nominated by shareholders are evaluated in accordance with the same criteria and using the same procedures as candidates submitted by Board members or the chief executive officer.

        Our bylaws provide that if a shareholder proposes to nominate a candidate at the annual meeting of shareholders, the shareholder must give written notice of the nomination to our Secretary in compliance with the applicable deadline for submitting shareholder proposals for the applicable annual meeting. The shareholder must attend the meeting in person or by proxy. The shareholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). No shareholders submitted director nominations in connection with this year’s meeting.

Independent Director Executive Sessions
        The Chair of our Corporate Governance Committee, John F. Grundhofer, currently is designated to preside over all meetings or executive sessions of the independent directors. Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board committees regularly meet in executive session without management.

Communications with Directors
        The Donaldson Company Compliance Hotline is in place for our employees to direct their concerns to the Audit Committee, including on a confidential and anonymous basis, regarding accounting, internal accounting controls and auditing matters.

        In addition, we have adopted procedures for our shareholders, employees and other interested parties to communicate with the independent members of the Board of Directors. You should communicate by writing to the Chair of the Audit Committee, the Chair of the Corporate Governance Committee or the independent directors as a group in the care of the office of the Corporate Secretary, Donaldson Company, Inc. MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

        Written communications about accounting, internal accounting controls and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Audit Committee Expertise; Complaint-Handling Procedures
        In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John P. Wiehoff as the “audit committee financial expert” as defined by SEC regulations.

        In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Donaldson’s compliance hotline.

Director Compensation
        Directors who are not employees receive a retainer fee of $38,000 annually and are paid $2,500 for each Board meeting attended. Audit Committee members receive $1,500 for each Committee meeting and members of the Corporate Governance and Human Resources Committees receive $1,000 for each Committee meeting attended. The Audit Committee Chair receives an additional annual retainer of $10,000 and the other Committee Chairs receive an additional annual retainer of $5,000. Pursuant to the Company’s Compensation Plan for Non-Employee Directors, any non-employee director may elect, prior to each year of their term, to defer all or part of his or her director compensation received during the upcoming year. Each participating director is entitled to a Company credit on the balance in his or her deferral account at the ten-year Treasury Bond rate plus 2%. The deferral election must also specify the manner for distribution of the deferral balance.

        Non-employee directors are credited with shares to a deferred stock account in lieu of 30% of the annual retainer for services as a Director to be rendered in the following service year. Directors are allowed to elect to receive a credit of shares to a deferred stock account in lieu of all or part of the remaining retainer and meeting fees. The directors also receive a credit for dividend reinvestment shares. The Company contributes an amount equal to the deferred stock accounts to a trust and the trust purchases shares of Donaldson Common Stock. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The Common Stock will be distributed to each director following the director’s retirement from the Board pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors. The trust becomes irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan and 2001 Master Stock Incentive Plan.

        The Company’s Non-Qualified Stock Option Program for Non-employee Directors provides for the automatic grant of a non-qualified stock option for 7,200 shares of Common Stock to each non-employee Director of the Company who is a member of the Board on December 1 each year. The exercise price of such options is the closing price of Common Stock in consolidated trading on the first business day of December in the respective year. The options are fully vested and have a term of ten years. The option award was modified from 1998 through 2004 to include a “reload option” granted at the time of exercise of the original option for the number of shares equal to the shares used in payment of the purchase price. The one-time reload option feature is similar to that previously included in the option grants to officers.

        Shares credited to deferred stock accounts to non-employee directors in fiscal 2005, were as follows: Bastiaens, 418 shares, Dolan, 1,988 shares, Eugster, 2,017 shares, Grundhofer, 1,939 shares, Miller, 1,623 shares, Noddle, 2,043 shares, and Wiehoff, 1,987 shares.

AUDIT COMMITTEE REPORT AND APPOINTMENT OF AUDITORS

Audit Committee Report
        The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2005. The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Donaldson specifically incorporates it by reference in such filing.

        The Audit Committee of the Board of Directors is composed entirely of independent, non-employee directors, all of whom have been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. In addition, the Board has determined that John P. Wiehoff is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission.

        The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process and internal controls. The Audit Committee formally met nine times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate or replace the Company’s independent auditors. The independent auditors report directly to the Audit Committee.

        The Audit Committee reviewed Donaldson’s 2005 audited financial statements with management, the internal auditor and PricewaterhouseCoopers LLP, the Company’s independent auditors. The Audit Committee also met separately with the internal auditor and the independent auditors to discuss and review those financial statements and reports prior to issuance. Management has represented and PricewaterhouseCoopers LLP has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Donaldson.

        The Audit Committee also received from, and discussed with, PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These items relate to the independent auditors independence from Donaldson. The Committee also reviewed and considered under its pre-approval policy, the compatibility of the independent auditors performance of non-audit services with the maintenance of its independence as the Company’s independent auditor. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Donaldson’s financial statements.

        Based on the review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005.

Members of the Audit Committee
Jack W. Eugster, Chair
Janet M. Dolan
Paul David Miller
Jeffrey Noddle
John P. Wiehoff

Information Regarding Independent Auditors

      Independent Auditors Fees
        The aggregate fees billed to the Company for fiscal years 2005 and 2004 by PwC, the Company’s independent public accountants, are as follows:

	Fiscal 2005	Fiscal 2004
Audit Fees	$2,568,535	$1,231,139
Audit Related Fees	155,258	190,184
Tax Fees	91,422	258,096
Other Fees	1,500	1,400

Total Fees	$2,816,715	$1,680,819

        Audit Fees for Fiscal 2005 and Fiscal 2004 include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews and statutory audits of certain of the Company’s international subsidiaries. Audit Fees for Fiscal 2005 also include professional services rendered for the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit Related Fees include primarily benefit plan audits, due diligence and acquisition related work. Tax Fees include primarily tax returns, advice and planning. All Other Fees include license fee for technical materials.

      Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, including the fees and terms for those services. The Audit Committee may delegate to one or more designated committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting.

ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed PricewaterhouseCoopers LLP as independent public accountants to audit the books and accounts of the Company for the fiscal year ending July 31, 2006, such appointment to continue at the pleasure of the Audit Committee and subject to ratification by the stockholders. PwC has audited the books and accounts of the Company since 2002. Representatives of PwC are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection. Ratification of the selection will require the affirmative vote of a majority of the shares of Common Stock of the Company entitled to vote and represented at the meeting in person or by proxy. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent auditor, may in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending July 31, 2006.

ITEM 3:  APPROVAL OF QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN

        Stockholders are asked to approve the Donaldson Company, Inc. Qualified Performance-Based Compensation Plan (the “Sub-Plan”), which was adopted by the Board of Directors in September, 2005. The Company previously established the 2001 Master Stock Incentive Plan (the “2001 Master Stock Plan”) which was approved by stockholders in 2001. This Sub-Plan is proposed to be established under the 2001 Master Stock Plan as an amendment solely for the purpose of authorizing the issuance of Performance Awards specifically intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All Performance Awards granted under the Sub-Plan will be subject to the terms, conditions and restrictions of the 2001 Master Stock Plan. No additional shares are proposed to be authorized under this Sub-Plan.

        Subject to stockholder approval, the Sub-Plan is designed so that compensation paid under the Sub-Plan will be tax deductible by Donaldson under Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1,000,000 the amount that Donaldson is allowed each year to deduct for compensation paid to our chief executive officer and our other four most highly compensated executive officers. However, “qualified performance-based compensation” is not subject to this deductibility limit. The Sub-Plan contains provisions necessary for the incentive payments made under the Plan to qualify as performance-based compensation, including the requirement that Donaldson’s stockholders approve the business criteria upon which performance goals are based and a limit on the maximum amount that may be paid to an executive officer with respect to any performance period.

        In accordance with the requirements of Section 162(m) of the Code, the Sub-Plan is being presented to stockholders for their approval. If the stockholders approve the Sub-Plan, all incentive payments under the Sub-Plan (including payments based on performance criteria established for fiscal year 2006) will be deductible under Section 162(m) of the Code for the next five fiscal years. If the Sub-Plan is not approved by stockholders, no awards may be paid to participants under the Sub-Plan. In such event, the Human Resources Committee may use an alternative framework for the annual incentive program.

        The complete text of the Sub-Plan is attached as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to Appendix A.

Summary of the Sub-Plan

Eligibility

        Participation in the Sub-Plan is limited to eligible persons under the 2001 Master Stock Plan, which includes all officers and employees of the Company and its affiliates — a total of approximately 11,000 employees. We intend to limit awards under the Sub-Plan to the executive officers and other key employees as determined by the Human Resources Committee.

Administration

        The Sub-Plan is administered by the Human Resources Committee, which consists solely of individuals who qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. On or prior to the 90th day of each performance period under the Sub-Plan, the Human Resources Committee must designate the participants for such performance period and establish the objective performance factors for each participant for that performance period. Under the Sub-Plan, the Human Resources Committee is required to certify that the applicable performance goals have been met prior to payment of any qualified performance awards to participants. The Human Resources Committee also has the authority to interpret the Sub-Plan and establish rules and make any determinations for the administration of the Plan.

Determination of Qualified Performance Awards; Payment

        The right to receive payment of any qualified performance award will be based solely on the attainment of one or more specific, objective, predetermined performance goals selected by the Human Resources Committee within the first 90 days of a performance period. Performance goals will be based solely on one or more of the following business criteria: earnings per share; return on investment; revenues, including net sales growth; earnings, including net operating profit after taxes; return on equity; profit margins; cost reductions; inventory levels; delivery performance; safety performance; quality performance; core operating earnings; total stockholder return; cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; economic value added; stockholder value added; market share; price to earnings ratio; expense ratios; workforce goals; total expenditures; or completion of key projects.

        Performance goals may relate to a particular individual, an identifiable business unit or Donaldson as a whole.

        The maximum bonus which may be paid to any participant pursuant to any qualified performance award pursuant to the Sub-Plan may not exceed $5,000,000 for any performance period. Once awards have been granted, the Human Resources Committee may not increase the payment to any participant for any performance period, but has discretion to reduce the amount of an incentive payment that would otherwise be payable if the performance criteria have been met.

        A qualified performance award granted under the Sub-Plan may be payable in the form of cash, shares of common stock, or restricted stock. All equity compensation paid to participants will be granted under and governed by the terms and conditions of Donaldson’s 2001 Master Stock Plan. Participants may elect to defer any payments in accordance with Donaldson’s Deferred Compensation and 401(k) Excess Plan.

Federal Tax Consequences

        The following is a summary of the principal federal income tax consequences generally applicable to payments that may be made under the Sub-Plan.

        The amount of any cash or the dollar value of any common stock received outright and not subject to forfeiture, or common stock received pursuant to an award of restricted stock granted in connection with the Sub-Plan, is taxable as ordinary income to a participant. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, compensation paid under the Sub-Plan is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, Donaldson will be entitled to a corresponding tax deduction at the time a participant recognizes ordinary income from the Sub-Plan.

        Participants who receive shares of common stock pursuant to the Sub-Plan that are not transferable and subject to a substantial risk of forfeiture must, unless a special election is made pursuant to the Code, recognize ordinary income equal to the fair market value of such securities, determined as of the first time such securities become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. Donaldson expects to be entitled to a corresponding tax deduction. It is not anticipated that there will be any tax consequences to Donaldson in connection with a subsequent disposition of any securities acquired by a participant.

New Plan Benefits
        The amounts that will be received by officers and employees of Donaldson under the Sub-Plan, if the plan is approved by the stockholders, are not presently determinable.

Shares Available for Awards
        No additional shares will be authorized under the Sub-Plan. Any awards under the Sub-Plan will be issued under the shares previously authorized under the 2001 Master Stock Plan.

2001 Master Stock Plan Information
        The shares authorized for issuance during the 10-year term of the 2001 Master Stock Plan are limited in each plan year to 1.5% of the Company’s outstanding shares. The following table sets forth the information as of July 31, 2005, regarding the equity securities under the 2001 Master Stock Plan:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans
approved by security holders
2001 Master Stock Incentive Plan:
Stock Options	2,270,578	$25.6425	See Note 1
Long Term Compensation	216,410	$32.5800	See Note 1

Total	2,486,988	$26.2462

Note 1:	Shares authorized for issuance during the 10-year term are limited in each plan year to 1.5% of the Company’s “outstanding shares” (as defined in the 2001 Master Stock Incentive Plan).

The Board of Directors recommends that stockholders vote FOR approval of the Donaldson Company, Inc. Qualified Performance-Based Compensation Plan.

TOTAL RETURN TO SHAREHOLDERS

        The following graphs compare the cumulative total stockholder return on the Company’s Common Stock for the last five fiscal years and sixteen fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Index of Industrial Machinery Companies. The graph and table assume the investment of $100 in each of Donaldson’s common stock and the specified indexes at the beginning of the applicable period, and assume the reinvestment of all dividends. The second graph shows the total return over the Company’s sixteen-year period of increases in earnings per share.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

	2000	2001	2002	2003	2004	2005
Donaldson Co., Inc.	$100.00	$162.36	$178.25	$261.74	$288.14	$355.20
S&P 500	100.00	85.67	65.43	72.39	81.93	93.44
S&P Industrial Machinery	100.00	109.41	110.01	129.06	167.29	181.29

*	$100 invested on 7/31/00 in stock or index — including reinvestment of dividends. Fiscal year ending July 31.

COMPARISON OF SIXTEEN-YEAR CUMULATIVE TOTAL RETURN*

FISCAL YEARS ENDED JULY 31

	1989	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
Donaldson Co., Inc.	$100.00	$181.43	$210.15	$275.35	$341.93	$456.67	$504.55	$469.91	$786.11	$722.40	$976.72	$764.65	$1,241.46	$1,362.95	$2,001.35	$2,203.27	$2,716.05
S&P 500	100.00	106.50	120.09	135.45	147.27	154.87	195.31	227.67	346.37	413.16	496.64	541.21	463.66	354.10	391.79	443.40	505.71
S&P Industrial Machinery	100.00	102.90	112.74	131.56	158.02	178.91	244.28	253.82	397.36	389.87	527.10	434.76	481.26	484.31	568.73	739.18	801.63

*	$100 invested on 7/31/89 in stock or index — including reinvestment of dividends. Fiscal year ending July 31.

EXECUTIVE COMPENSATION

        The following table includes information for each person who was, at the end of fiscal 2005, the Chief Executive Officer or one of the other four most highly compensated executive officers of the Company (the “Named Officers”) on the basis of total annual salary and bonus for the last completed fiscal year. The table includes compensation information for each of the last three fiscal years. Mr. Van Dyke served as Chairman and as an executive officer through the end of fiscal 2005. Mr. Cook became Chairman on August 1, 2005. Mr. Priadka served as Senior Vice President, International through the end of fiscal 2005.

SUMMARY COMPENSATION TABLE

				Long Term Compensation
		Annual Compensation (1)		Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($) (2)	Securities Underlying Stock Options/SARs (Shares) (3)	LTIP Payouts ($) (4)	All Other Compensation ($) (5)
William G. Van Dyke	2005	723,315	753,945	0	500,024	1,443,985	110,209
Former Chairman	2004	697,308	791,840	0	136,000	1,040,760	70,780
	2003	665,000	558,600	0	170,000	0	64,496

William M. Cook	2005	525,135	586,520	0	75,514	522,132	44,700
Chairman, Chief Executive	2004	302,596	233,750	0	113,416	507,238	23,480
Officer and President	2003	288,000	152,352	0	44,224	0	21,721

Lowell F. Schwab	2005	300,385	240,979	0	83,603	431,961	22,569
Senior Vice President,	2004	286,039	220,806	0	96,148	305,760	19,039
Engine Systems and Parts	2003	273,000	144,417	0	114,224	0	18,981

Nickolas Priadka	2005	295,192	238,243	0	20,500	526,528	25,637
Former Senior Vice	2004	286,039	260,478	0	71,768	392,000	22,752
President, International	2003	273,000	197,516	0	95,934	0	19,734

James R. Giertz	2005	304,192	203,834	0	21,500	222,152	22,025
Senior Vice President,	2004	295,020	192,676	400,350	38,000	158,760	16,826
Commercial and Industrial	2003	281,000	92,449	0	49,000	253,727	18,493

(1)	Includes any portion of salary and bonus deferred under the Deferred Compensation and 401(K) Excess Plan.

(2)

Amounts in the Restricted Stock Award column represent the dollar value of grants of restricted stock under the Company’s 2001 Master Stock Compensation Plan. Regular dividends are paid on the restricted shares. At the end of fiscal 2005, the number and value of the aggregate restricted stockholdings for the Named Officers were: William G. Van Dyke, 0, $0; William M. Cook, 0, $0; Lowell F. Schwab, 0, $0; Nickolas Priadka, 0, $0; and James R. Giertz, 15,000, $488,700. Mr. Giertz surrendered 50,000 shares of restricted stock in 2001 and received 49,275 deferred restricted share units. The balance of Mr. Giertz’s deferred restricted share units at the end of fiscal 2005, including dividend equivalent rights earned, was 50,931 shares valued at $1,659,344. Mr. Cook surrendered 25,000 shares of restricted stock in 2005 and received 24,638 deferred restricted share units. The balance of Mr. Cook’s deferred restricted share units at the end of fiscal 2005, including dividend equivalent rights earned, was 24,638 shares valued at $802,690. No restricted stock awards were made to the Executive Officers as a group in fiscal 2005.

(3)	The stock option grants include both new fiscal 2005 annual grants and previously awarded reload grants resulting from the exercise in fiscal 2005 of option awards granted in prior years.

(4)

Earned under the Company’s 2001 Master Stock Compensation Plan during the three-year period ending in the fiscal year in which the payout is listed. Payout is made in the form of the Company’s common stock and delivered or deferred into the Company’s Deferred Compensation and 401(K) Excess Plan during the following fiscal year.

(5)	Amounts in this column represent the dollar value of share allocations (i) under the Company’s match for bonus and salary under the Company’s ESOP and 401k benefit plans; and (ii) under the Company’s match (both the fixed match and the discretionary variable match) for deferred bonus and salary and salary in excess of the limits established by Section 415 of the Internal Revenue Code contributed by the Company to an unqualified supplemental plan; and (iii) also includes amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules during each of the applicable three fiscal year periods for compensation deferred under the Company’s Deferred Compensation and 401(K) Excess Plan. The interest rate for the Company’s deferred compensation plans is set by the Human Resources Committee at the ten-year Treasury Bond rate plus 2%. The amounts of the above market interest for fiscal 2003 are: Van Dyke $12,440, Cook $1,863, Schwab $0, Priadka $862 and Giertz $0; and the amounts for fiscal 2004 are: Van Dyke $18,117, Cook $3,452, Schwab $0, Priadka $1,358 and Giertz $0. The amounts for each of the items for fiscal 2005 are:

Name	Salary and Bonus Match	Deferred Salary and Bonus Match	Excess Match	Discretionary Match	2005 Above Market Interest
William G. Van Dyke	$3,111	$0	$52,206	$9,704	$45,188
William M. Cook	11,641	9,812	8,903	3,103	11,241
Lowell F. Schwab	8,400	0	12,448	1,721	0
Nickolas Priadka	9,576	1,863	9,789	638	3,771
James R. Giertz	8,408	0	11,467	2,150	0

OPTION/SARS GRANTED IN LAST FISCAL YEAR

	Individual Grants (1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options/SARs Granted (2)		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price/sh ($)	Expiration Date
						0% ($)	5% ($)	10% ($)
William G. Van Dyke	75,500		7.1	30.69	12/07/14	0	1,457,209	3,692,853
	108,193	(4)	10.2	31.97	12/12/10	0	1,071,010	2,399,649
	99,940	(4)	9.4	31.97	12/19/07	0	422,940	878,236
	90,609	(4)	8.6	31.97	12/03/08	0	540,104	1,148,602
	85,052	(4)	8.0	31.97	12/06/09	0	669,643	1,461,160
	40,730	(4)	3.9	31.97	12/03/11	0	486,303	1,118,220

William M. Cook	53,500		5.1	30.69	12/07/14	0	1,032,592	2,616,790
	22,014	(4)	2.1	32.10	12/21/05	0	19,535	38,663

Lowell F. Schwab	20,500		1.9	30.69	12/07/14	0	395,666	1,002,695
	31,699	(4)	3.0	32.50	12/03/11	0	400,919	927,684
	31,404	(4)	3.0	32.50	12/05/12	0	468,476	1,114,134

Nicholas Priadka	20,500		1.9	30.69	12/07/14	0	395,666	1,002,695

James R. Giertz	21,500		2.0	30.69	12/07/14	0	414,967	1,051,607

All Executive Officers as
a Group	749,141		70.7

All Non-Executive Officer
Employees as a Group	310,707		29.3

(1)	No stock appreciation rights (“SARs”) have been granted. Total shares used to calculate the total options percentages do not include options granted to the Board of Directors of 50,400.

(2)

All officer grants (other than the officer grants in footnote (4)) during the period were non-qualified stock options granted at the market value on date of grant for a term of ten years, vesting immediately and were granted with the right to use shares in lieu of the exercise price and to satisfy any tax withholding obligations.

(3)

These amounts represent certain assumed rates of appreciation over the full term of the option. The value ultimately realized, if any, will depend on the amount by which the market price of the Company’s stock exceeds the exercise price on date of sale.

(4)

These grants were made to officers who exercised an option during fiscal 2005 and made payment of the purchase price using shares of previously owned Company stock. This restoration or “reload” grant is for the number of shares equal to the shares used in payment of the purchase price or withheld for tax withholding. The option price is equal to the market value of the Company’s stock on the date of exercise and will expire on the same date as the original option which was exercised. These options, which are the result of such a restoration, do not contain the reload feature.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-end (2)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-end (2)(3)
Name	Shares Acquired on Exercise (1)	Value Realized ($)	Exercisable (Shares)	Unexercisable (Shares)	Exercisable ($)	Unexercisable ($)
William G. Van Dyke	798,792	15,638,955	948,424	0	5,439,030	0

William M. Cook	40,416	1,036,837	524,720	0	7,409,023	0

Lowell F. Schwab	137,912	1,975,679	251,975	0	1,415,097	0

Nickolas Priadka	30,382	394,966	143,202	0	704,100	0

James R. Giertz	148,138	2,893,087	300,838	0	4,279,090	0

(1)

The number of shares shown in this column is larger than the number of shares actually acquired on exercise. The actual number of shares received is reduced by the number of shares delivered in payment of the exercise price and shares withheld to cover withholding taxes.

(2)	No SARs were exercised in fiscal 2005.

(3)	This value is based on the difference between the exercise price of such options and the closing price of Company Common Stock as of fiscal year-end 2005.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plan
			Threshold	Target	Maximum
William G. Van Dyke	20,200	8/1/04 – 7/31/07	5,050	20,200	55,550

William M. Cook	14,300	8/1/04 – 7/31/07	3,575	14,300	39,325

Lowell F. Schwab	6,200	8/1/04 – 7/31/07	1,550	6,200	17,050

Nickolas Priadka	6,200	8/1/04 – 7/31/07	1,550	6,200	17,050

James R. Giertz	6,400	8/1/04 – 7/31/07	1,600	6,400	17,600

(1)

Awards are of Performance Shares of the Company’s common stock. Awards are earned only if the Company achieves the minimum Performance Objectives and the Award Value will be based on a weighting of compound corporate net sales growth and after-tax return on investment over the three year period. The amounts shown in the table under the headings “Threshold”, “Target” and “Maximum” are amounts awarded at 25%, 100% and 275% of the targeted award. The award may also be adjusted upward by 25% if earnings per share increase in each of the three years in the period by at least 5%.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Human Resources Committee of the Board of Directors, consisting of four independent, non-employee directors (“the Committee”), is responsible for establishing the compensation programs for the Company’s key executives. The Company’s executive compensation program comprises base salary, annual incentive and long-term incentive compensation. The objectives of the Company’s executive compensation program are to:

•	emphasize a pay-for-performance philosophy by placing significant portions of pay at risk and requiring outstanding results for payment at the threshold level;

•

attract, reward and retain the best executives available in our industry taking into consideration all aspects of performance and ethical leadership and have their compensation levels keyed to a peer group of companies;

•

motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company’s long-term success focusing on earnings per share growth and continued growth in stockholder value; and

•

align the interests of executives with those of the Company’s stockholders by providing a significant portion of compensation in the form of Company common stock. Common stock ownership objectives have been established for all executive officers ranging from five times base salary for Vice Presidents, seven times base salary for Senior Vice Presidents and ten times base salary for the Chief Executive Officer.

        Base Salaries.   Base salaries for all executives are reviewed annually based on performance and market conditions. A performance appraisal taking into consideration predetermined performance objectives is required for all executives of the Company. The Committee approves and/or determines the annual base salary increases for all senior executive officers based on performance of the executive and external market data. The Company’s objective is that base salaries should approximate the mid-point (average) of senior executives of manufacturing companies of similar size in the United States. The Company uses surveys by national consultants for external market data. Executives are eligible to defer up to 100% of their base compensation under the Company’s Deferred Compensation and 401(K) Excess Plan.

        Annual Cash Incentive.   Executive officers are eligible for target awards under the annual incentive program that range up to 80% of base salary. The size of the target award is determined by the executive officer’s position and competitive data for similar positions at the peer and cross-industry companies as presented in the same nationally recognized surveys as are used for the base salary. The Company sets performance goals and, in keeping with the strong performance-based philosophy, the resulting awards decrease or increase substantially if actual Company performance fails to meet or exceeds targeted levels. Payments can range from 0% to 200% of the target awards. Executive officers annual cash incentive opportunity is linked to achieving record earnings per share and to achieving sales, profits and return on investment targets for the Company and for their respective business units. Executives are eligible to defer up to 100% of their incentive compensation under the Company’s Deferred Compensation and 401(K) Excess Plan.

        Long-term Incentive Stock Compensation Awards and Stock Option Grants.   There was a payout under the Long-Term Compensation Plan in 2005 and 2004 as shown in the summary compensation table on page 18. There was a payout under the Plan because the Company achieved the performance objectives for three-year compounded growth in net sales and after-tax return on investment. There was a payout to only one named officer under the plan in 2003 because the Company did not achieve all of the performance objectives. The variance in the Long Term Compensation Plan award payouts are consistent with the at risk and pay for performance compensation philosophy. The Long Term Compensation Plan Award targets are based on three-year compounded growth in net sales and an after-tax return on investment that exceeds the Company’s weighted average cost of capital. Under this program, the Committee selected eligible executives and established an incentive opportunity as a percentage of base salary. In order for a participant to receive a payout, minimum performance must be attained.

        The Committee also occasionally grants restricted stock with a fixed restriction period, usually three to five years, to ensure retention of key executives. The Committee also believes that stock option grants encourage the key executives to own and hold Donaldson stock and tie their long-term economic interests directly to those of the stockholders. Stock options are typically granted annually. In determining the number of shares covered by such options, the Committee takes into account position levels, base salary, and other factors relevant to individual performance but does not consider the amount and terms of options and restricted stock already held by the executive.

        Targets for the incentive portion of compensation are designed based on financial performance in the sixtieth to sixty-fifth percentile of the peer group. Executives are eligible to defer up to 100% of their long-term incentive stock compensation awards, stock option grants upon exercise and restricted stock awards upon vesting under the Company’s Deferred Compensation and 401(K) Excess Plan.

        Stock Option Bonus Replacement Program.   To encourage stock ownership by executives, the Company adopted in fiscal 2000 a program that allows executives to elect to receive stock options under the 2001 Master Stock Incentive Plan in lieu of some or all of the cash compensation earned under the annual cash bonus incentive program. Currently under the program, participants receive an option to acquire $4 of stock at market value for every $1 of compensation exchanged. In fiscal 2005, no executives participated in the program.

        Stock Ownership.   Ownership of Donaldson stock is expected of Donaldson executives. The Committee believes that linking a significant portion of the executive’s current and potential net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to the stockholders. The Committee has established stock ownership guidelines for the Named Officers and certain other executive officers, which encourage retention of shares. The guidelines range from five to ten times base salary and, in addition, require officers to retain one-half of the net shares acquired in excess of their initial target. The goal of the Chief Executive Officer is ten times annual base salary. Mr. Van Dyke exceeded this ownership goal during his entire service as Chairman and Chief Executive Officer. Mr. Cook also exceeded this ownership goal for the Chief Executive Officer in fiscal 2005.

        Compensation of the Chairman.   Mr. Van Dyke served as an executive officer in the capacity of Chairman through the end of fiscal 2005. Mr. Van Dyke’s fiscal 2005 base salary and incentive award opportunity were determined by the Committee in accordance with the evaluation process and the methodology described above. The Committee considered Mr. Van Dyke’s performance against pre-established objectives and met both in private and with Mr. Van Dyke in completing his performance appraisal and setting his compensation and objectives. The Committee determined Mr. Van Dyke’s compensation for fiscal 2005 in a manner consistent with his fiscal 2004 compensation based on his serving as a full-time executive officer in his capacity as Chairman of the Board of Directors for a one-year transition period.

Base Salary. Mr. Van Dyke’s base salary for fiscal 2005 was $723,315.

Annual Bonus. Mr. Van Dyke’s bonus award for fiscal 2005 was $753,945. This annual bonus was earned under the annual incentive program based on the Company achieving performance objectives for earning per share growth over the previous record earned in fiscal 2004.

Stock Options. Mr. Van Dyke received an annual option grant in December 2004 of options to purchase 75,500 shares of stock.

Long-Term Incentive Plan Payout. Mr. Van Dyke received a payout of 47,297 shares of stock under the Long-Term Incentive Plan in 2005 based on the Company’s achieving the performance objectives for three-year compounded growth in net sales and after-tax return on investment.

Retirement and Consulting Agreement. The Company entered into a retirement and consulting agreement with Mr. Van Dyke on August 29, 2005 that provides for a one-time payment to Mr. Van Dyke in the amount of $111,000. Mr. Van Dyke agrees to provide certain consulting services to the Company and further agrees not to compete with the Company during the five year term of the agreement.

        Compensation of the Chief Executive Officer.   Mr. Cook’s fiscal 2005 base salary and incentive award opportunity were determined by the Committee in accordance with the evaluation process and the methodology described above. The Committee considered Mr. Cook’s performance against pre-established objectives and met both in private and with Mr. Cook in completing his performance appraisal and setting his compensation and objectives.

Base Salary. Mr. Cook’s base salary for fiscal 2005 was $525,135, which is at the lower end of the range of the market mid-point for manufacturing companies of similar size.

Annual Bonus. Mr. Cook’s bonus award for fiscal 2005 was $586,520. This annual bonus was earned under the annual incentive program based on the Company achieving performance objectives for earning per share growth over the previous record earned in fiscal 2004.

Stock Options. Mr. Cook received an annual option grant in December 2004 of options to purchase 53,500 shares of stock.

Long-Term Incentive Plan Payout. Mr. Cook received a payout of 17,102 shares of stock under the Long-Term Incentive Plan in 2005 based on the Company’s achieving the performance objectives for three-year compounded growth in net sales and after-tax return on investment.

        Policy on Qualifying Compensation.   The Company’s policy is to preserve the tax deduction for compensation paid to its Chief Executive Officer and other senior executive officers. In accordance with this policy, in November 1994, the stockholders approved the Company’s Annual Cash Bonus Plan for Designated Executives and annually the Human Resources Committee approves the performance goals for payment of the cash bonus. The 1991 Master Stock Compensation Plan, now expired, and the 2001 Master Stock Incentive Plan were approved by stockholders in 1991 and 2001 respectively and limit the number of shares that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives. The Company is requesting stockholder approval of the Qualified Performance-Based Compensation Plan to further the policy of preserving the tax deductibility of such performance-based compensation.

        Conclusion.   The executive officer compensation program administered by the Committee provides incentives to attain strong financial performance and an alignment with stockholder interests. The Committee believes that the Company’s compensation program focuses the efforts of Company executives on the continued achievement of growth and profitability for the long-term and for the benefit of the Company’s stockholders.

Human Resources Committee

Jeffrey Noddle, Chair
F. Guillaume Bastiaens
Jack W. Eugster
John F. Grundhofer

PENSION BENEFITS

        The Company maintains the Donaldson Company, Inc. Salaried Employees’ Pension Plan (the “Retirement Plan”), a defined benefit pension plan that provides retirement benefits to eligible employees through a cash balance plan structure. The Company also maintains the Donaldson Company, Inc. Excess Retirement Plan (the “Excess Retirement Plan”). The Excess Retirement Plan is an unfunded, non-qualified deferred compensation arrangement that primarily provides retirement benefits that cannot be paid under the Retirement Plan because of the limitations imposed by the Code on qualified plans in regards to compensation and benefits.

        Participants in the Retirement and Excess Retirement Plans accumulate benefits in a hypothetical account balance through interest credits, and company credits that vary with age, service and pay. At retirement or termination of employment, the vested account balance is payable to the participant in the form of an immediate or deferred lump sum, or an actuarially equivalent annuity.

        Under the cash balance benefit structure, account balances receive an Interest Credit annually. The Interest Credit is defined as the current plan year’s Interest Crediting Rate times the account balance as of the beginning of the plan year. The Interest Crediting Rate for a particular plan year is the greater of the yield on one-year U.S. Treasury Constant Maturities during the month of June preceding the plan year, plus one percent, and 4.83%. The Interest Crediting Rate is 4.83% for the 2005 plan year.

        Company Credits are credited to the account balances at the end of each plan year. The participant’s Company Credit Percentages are based on the participant’s years of age and service with the Company and its affiliates as of the end of each plan year. As of August 1, 2005, the sum of years of age plus service for Messrs. Van Dyke, Cook, Schwab, Priadka and Giertz were 92, 76, 81, 94 and 59, respectively. The participant’s Base Company Credit is equal to the Base Company Credit Percentage times total covered compensation during the plan year (“Pensionable Earnings”). The participant’s Excess Company Credit is equal to the Excess Company Credit Percentage times Pensionable Earnings in excess of the Social Security taxable wage base. The following table displays the Company Credit Percentages for the sum of years of age and service shown:

	Company Credit Percentages
Sum of Years of Age Plus Service	Base	Excess
Less than 40	3.0%	3.0%
40 – 49	4.0	4.0
50 – 59	5.0	5.0
60 – 69	6.5	5.0
70 or more	8.5	5.0

        Special Career Credits are credited at the end of the plan year to the account balances of participants who were born prior to August 1, 1957 and continuously employed since August 1, 1992. The Special Career Credits are equal to 3.0% of the participant’s Pensionable Earnings and will continue through the end of the 2006 plan year, or if earlier, through the plan year in which the participant attains 35 years of benefit service. Messrs. Van Dyke, Cook, Schwab and Priadka are all currently eligible to receive Special Career Credits.

        The individuals named in the Summary Compensation Table are also eligible for retirement benefits under the Donaldson Company, Inc. Supplemental Executive Retirement Plan (the “SERP”). The SERP assures participants a lump sum retirement benefit from all company funded retirement programs equal to six times their average compensation (three highest consecutive years) upon reaching age 62 with 20 years of service. This target benefit is reduced by 2% for each year the participant’s retirement precedes age 62, and it is also reduced on a prorated basis for less than 20 years of service. In determining whether the SERP must supplement the other company funded retirement programs, the Company will consider the lump sum benefits described in the previous paragraph and footnote (5) to the Summary Compensation Table, as well as, any vested pension benefits available from prior employers, if any.

        The projections below set forth the estimated annual benefit payable to each of the individuals named in the Summary Compensation Table as a single life annuity, beginning at age 65, under the Retirement and Excess Retirement Plans: Mr. Van Dyke, $500,061; Mr. Cook, $351,298; Mr. Schwab, $166,370; Mr. Priadka, $181,530; and Mr. Giertz, $208,501. No additional benefits are expected to be required from the SERP for any of these participants. These projections are based on the following assumptions: (1) employment until age 65; (2) no future increase in pensionable earnings; (3) interest credits at the actual rate of 4.83% during the 2005 plan year, and thereafter; and (4) conversion to a single life annuity at normal retirement age based on a discount rate of 6.00% and the Unisex 1994 Group Annuity Mortality Table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during fiscal 2005, all Section 16(a) filing requirements applicable to the Company’s directors and executive officers were satisfied.

CHANGE-IN-CONTROL ARRANGEMENTS

        Each of the Named Officers has a severance agreement with the Company designed to retain the executive and provide for continuity of management in the event of an actual or threatened change of control in the Company (as defined in the agreements). The agreements provide that in the event of a change of control, each key employee would have specific rights and receive certain benefits if, within three years after a change in control, the employee is terminated without cause or the employee terminates voluntarily under

“constructive involuntary” circumstances as defined in the agreement. In such circumstance the employee will receive a severance payment equal to three times the employee’s annual average compensation calculated over the five years preceding such termination as well as continued health, disability and life insurance for three years after termination. The awards issued under the stock compensation plans, the supplementary retirement benefit plan and the deferred compensation plan also provide for immediate vesting or payment in the event of termination under circumstances of a change in control.

By Order of the Board of Directors

Norman C. Linnell Secretary

October 7, 2005

APPENDIX A

DONALDSON COMPANY, INC.
QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN

Section 1.    Establishment and Purpose

        The Company has previously established the 2001 Master Stock Incentive Plan (the “Master Stock Plan”) which authorizes the issuance of, among other awards, Performance Awards which are payable upon the achievement of such performance goals as the Committee may establish. In furtherance of that authorization, this Plan is hereby established under the Master Stock Plan for the purpose of authorizing the issuance of Performance Awards specifically intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. All Performance Awards granted under this Plan are subject to any applicable terms, conditions and restrictions required by the Master Stock Plan, and any successor plans thereto.

Section 2.    Definitions

        Except as expressly defined herein, capitalized terms used in this Plan shall have the same meanings as appear in the Master Stock Plan.

Section 3.    Qualified Performance-Based Compensation under Section 162(m) of the Code

        From time to time, the Committee may designate an Award granted pursuant to the Plan as an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (a “Qualified Performance Award”). A Qualified Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Notwithstanding any other provision of this Plan or the Master Stock Plan to the contrary, the following additional requirements shall apply to all Qualified Performance Awards made to any Participant under the Plan:

(i) Stockholder Approval of Plan. Any Qualified Performance Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the stockholders of the Company at the Company’s November 18, 2005 annual meeting of stockholders. No Qualified Performance Award under this Plan shall be granted more than five years after such meeting of stockholders unless the stockholders have reapproved the Plan to the extent required by Section 162(m) of the Code.

(ii) Business Criteria. Unless and until the Committee proposes for stockholder approval and the Company’s stockholders approve a change in the general business criteria set forth in this section, the attainment of which may determine the amount and/or vesting with respect to Qualified Performance Awards, the business criteria to be used for purposes of establishing performance goals for such Qualified Performance Awards shall be selected from among the following alternatives, each of which may be based on absolute standards or comparisons versus specified companies or groups of companies and may be applied at individual or various organizational levels (e.g., the Company as a whole or identified business units, segments or the like):

•	Earnings per share

•	Return on investment

•	Revenues, including net sales growth

•	Earnings, including net operating profit after taxes

•	Return on equity

•	Profit margins

•	Cost reductions

•	Inventory levels

•	Delivery performance

•	Safety performance

•	Quality performance

A-1

•	Core operating earnings

•	Total stockholder return

•	Cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital

•	Economic value added

•	Stockholder value added

•	Market share

•	Price to earnings ratio

•	Expense ratios

•	Workforce goals

•	Total expenditures

•	Completion of key projects

In the event that Section 162(m) of the Code or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without disclosing to stockholders and obtaining stockholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining stockholder approval.

(iii) Maximum Award. The maximum bonus which may be paid to any Participant pursuant to any Qualified Performance Award with respect to any performance period shall not exceed a value of $5,000,000.

(iv) Payment of Qualified Performance Awards. Qualified Performance Awards shall be paid no later than two and one-half months following the conclusion of the applicable performance period (unless the Participant has elected to have such Award deferred in accordance with the terms of the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan). The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with a Qualified Performance Award, but may not exercise discretion to increase such amount.

(v) Certain Events. If a Participant dies or becomes permanently and totally disabled or has a normal retirement event before the end of a performance period or after the performance period and before a Qualified Performance Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a prorated portion of the award that the Participant would have received but for such death or disability or normal retirement event.

(vi) Timing of Designations. For a Qualified Performance Award, the Committee shall, not later than 90 days after the beginning of each performance period, (A) designate all Participants for such performance period, and (B) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the criteria set forth in (ii) above.

(vii) Certification. Following the close of each performance period and prior to payment of any amount to a Participant with respect to a Qualified Performance Award, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.

(viii) Interpretation. Each of the provisions in this Section 3, and all of the other terms and conditions of the Plan as it applies to any Qualified Performance Award, shall be interpreted in such a fashion as to qualify all compensation paid thereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Nothing in this Plan shall be interpreted to limit the Committee’s authority to grant non-qualifying Performance Awards under the terms of the Master Stock Plan.

Section 4.    Effective Date of the Plan

        The Plan shall be effective as of the date of its approval by the stockholders of the Company.

A-2

APPENDIX B

DIRECTOR INDEPENDENCE STANDARDS

I.

No director shall qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company shall disclose these determinations in the Company’s annual proxy statement.

II.

In addition, in accordance with the New York Stock Exchange’s minimum standards for independence, a director automatically shall be disqualified from being deemed independent under the following circumstances:

A.	The director has been an employee, or an immediate family member* has been an executive officer of the company, within the last three years;

B.

The director or an immediate family member receives more than $100,000 per year in direct compensation from the Company during any of the prior three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

C.

The director has been affiliated with or employed by, or an immediate family member was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company within the past three years;

D.

The director or immediate family member was employed an executive officer of another company on whose compensation committee one of the Company’s executive officers has served during the last three years;

E.

The director is an executive officer or an employee, or an immediate family member is an executive officer, of a company that, within the last three years, has made payments to, or receives payments from, the Company for property or services in an amount exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues in that fiscal year. (Note that while charitable organizations are not deemed “companies” under this standard, the Company would have to disclose in its proxy statement contributions in excess of these thresholds to any charity for which a director serves as an executive.)

*

For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-1

Donaldson Company, Inc. Annual Meeting of Stockholders
Friday, November 18, 2005, at 1:00 p.m.
Held at the Corporate Offices of
Donaldson Company, Inc.
1400 West 94th Street
Minneapolis, Minnesota

DONALDSON COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

November 18, 2005
1:00 p.m., Central Time

Donaldson Company, Inc.
1400 West 94th Street
Minneapolis, Minnesota

Donaldson Company, Inc.	Proxy

The undersigned appoints WILLIAM M. COOK, NORMAN C. LINNELL and AMY C. BECKER, and each of them, as Proxies, each with the power to appoint a substitute, to represent and vote, as designated on the reverse side, all shares of the undersigned at the 2005 Annual Meeting of Stockholders of Donaldson Company, Inc. at Donaldson Company, Inc., 1400 West 94th Street, Minneapolis, Minnesota, at 1:00 p.m., Central Time, on Friday, November 18, 2005, and at any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, DONALDSON COMPANY, INC.

(Continued, and to be signed and dated on other side)

There are three ways to vote your Proxy	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central time) on November 17, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/dci/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central time) on November 17, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Donaldson Company, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
\/   Please fold here   \/

The Board of Directors Recommends votes FOR:

1.	Election of directors:	01 F. Guillaume Bastiaens 02 Janet M. Dolan	03 Jeffrey Noddle	[ ]	Vote FOR all nominees	[ ]	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any nominee(s), write the number(s) of the nominee(s) in the box to the right.

2.	Ratify appointment of PricewaterhouseCoopers LLP as independent auditors.	[ ]	For	[ ]	Against	[ ]	Abstain

3.	Approve the Donaldson Company, Inc. Qualified Performance-Based Compensation Plan.	[ ]	For	[ ]	Against	[ ]	Abstain

Address Change? Mark Box   [   ]
Indicate changes below:

Date ___________________________________________________

PLEASE DATE AND SIGN ABOVE exactly as name appears, indicating, if appropriate, official position or representative capacity. If stock is held in joint tenancy, each joint owner should sign.